   As filed with the Securities and Exchange Commission on December 12, 1997
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                             EPL TECHNOLOGIES, INC.
             (Exact name of Registrant as Specified in its Charter)

           Colorado                                              84-0990658
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        2 International Plaza, Suite 245
                     Philadelphia, Pennsylvania 19113-1507
                                 (610) 521-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                                 Paul L. Devine
                Chairman, President and Chief Executive Officer
                        2 International Plaza, Suite 245
                     Philadelphia, Pennsylvania 19113-1507
                                 (610) 521-4400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                    Copy to:
                             Raymond D. Agran, Esq.
                       Ballard Spahr Andrews & Ingersoll
                         1735 Market Street, 51st Floor
                     Philadelphia, Pennsylvania 19103-7599
                                 (215) 665-8500

          Approximate date of commencement of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                        CALCULATION OF REGISTRATION FEE
=====================================================================================================================
          Title of                       Amount          Proposed Maximum     Proposed Maximum            Amount of
         Securities                      to be            Offering Price     Aggregate Offering         Registration
      to be Registered                Registered           Per Share (1)         Price (1)                  Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
per share                             375,720 shares           $ 6.16             $ 2,314,435             $   683
---------------------------------------------------------------------------------------------------------------------
Common Stock underlying
warrants                              527,714 shares           $ 6.16             $ 3,250,718             $   959
---------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Series C
Convertible Preferred Stock           144,444 shares           $ 6.16             $   889,775             $   262
---------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Series D
Convertible Preferred Stock         3,000,000 shares (2)       $ 6.16             $18,480,000             $ 5,452
---------------------------------------------------------------------------------------------------------------------
         Total                      4,047,878 shares(2)        $ 6.16             $24,934,928             $ 7,356
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant's Common Stock, as reported on the Nasdaq SmallCap Market on December 8, 1997.

(2) For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 150% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series D Convertible Preferred Stock based on a conversion price of $6.25 per share, in addition to the estimated number of shares set forth in the table, in accordance with Rule 416 of the Securities Act of 1933, as amended ("Rule 416"). Also in accordance with Rule 416, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series D Convertible Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices).

                               -----------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 1997

PROSPECTUS

                                4,047,878 Shares

                             EPL TECHNOLOGIES, INC.

                                  Common Stock
                          (par value $.001 per share)

      This Prospectus relates to 4,047,878 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of EPL Technologies, Inc., a Colorado corporation (the "Company"), which may be offered for sale from time to time by certain shareholders of the Company (the "Selling Shareholders"), or by their respective pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer (the "Offering"). The offer and sale of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; (d) short sales; (e) by any other legally available means; or (f) any combination of the foregoing. The number of Shares that may actually be sold by each of the Selling Shareholders will be determined by such Selling Shareholder. See "PLAN OF DISTRIBUTION."

      375,720 of the Shares are currently held by the Selling Shareholders. 144,444 of the Shares are issuable to Selling Shareholders by the Company upon conversion of outstanding shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock"). 527,714 of the Shares are issuable to Selling Shareholders by the Company pursuant to the terms of certain outstanding warrants (the "Warrants") (403,228 of which are issuable upon the exercise of warrants which were issued in connection with the Series D Preferred Stock defined below (the "Series D Warrants")). 3,000,000 of the Shares are issuable to Selling Shareholders by the Company upon conversion of outstanding shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock"). The number of Shares set forth above with respect to the Series D Preferred Stock represents an estimate of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, based on 150% of the shares of Common Stock issuable at a conversion price of $6.25 per share, in accordance with Rule 416 ("Rule 416") under the Securities Act of 1933, as amended (the "Securities Act"). In addition to such estimated number of shares, in accordance with Rule 416, the number of shares of Common Stock underlying the Series D Preferred Stock and offered for sale hereby includes such additional number of shares as may be issued or issuable upon conversion of the Series D Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described in the Certificate of Designation for the Series D Preferred Stock, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution. Although the Company will receive the exercise price of any Warrants which are exercised, the Company will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act, will be paid by the Company.

      The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "EPTG". On December 10, 1997, the closing price of the Common Stock was $6.25.

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1997

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION .....................................................   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................   3

RISK FACTORS ..............................................................   4

THE COMPANY ...............................................................   8

USE OF PROCEEDS ...........................................................   9

SELLING SHAREHOLDERS ......................................................  10

PLAN OF DISTRIBUTION ......................................................  11

LEGAL MATTERS .............................................................  13

EXPERTS ...................................................................  13

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Company filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Shares of the Company's Common Stock are traded on the Nasdaq SmallCap Market. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such references.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the SEC pursuant to the Exchange Act (File No. 0-28444) are hereby incorporated by reference into this Prospectus:
(a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, (c) the Company's Current Report on Form 8-K filed on September 26, 1997, October 3, 1997 and October 24, 1997 and (d) the description of the Common Stock contained in the Company's registration statements on Form 8-A dated April 30, 1996.

      All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Timothy B. Owen, EPL Technologies, Inc., 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113-1507, telephone (610) 521-4400.

                                  RISK FACTORS

      Each prospective investor should carefully consider the following factors inherent in and affecting the business of the Company and this Offering before making a decision to purchase the Shares offered hereby.

      Losses Since Inception; Uncertainty of Future Profitability. To date, the Company has generated limited revenues from operations. Primarily as result of expenses incurred in organization and reorganization, research and development and marketing activities, the Company has incurred net losses aggregating approximately $15,658,464 from its inception through December 31, 1996. The Company expects that it will continue to incur significant operating losses until such time, if ever, that the Company is able to attain sales levels for its products and services sufficient to support its operations. The Company's continuation as a going concern is dependent ultimately upon attaining profitable operations. There can be no assurance that the Company's products can be successfully marketed or that the Company will ever achieve significant revenues or profitable operations.

      Future Capital Needs; Uncertainty of Additional Funding. The Company's capital requirements have been fairly significant, and the Company's continued ability to operate is dependent upon its ability to maintain adequate financing and to achieve levels of revenue necessary to support its cost structure. There can be no assurance that the Company will be successful in obtaining additional financing on commercially acceptable terms, or at all. Failure to obtain additional financing on terms satisfactory to the Company could materially limit the Company's ability to fund its operations.

      New Industry Uncertainty. The Company is involved in the business of maintaining the integrity of fresh-cut produce, serving rapidly expanding and, in some instances, newly defined or emerging markets. New products are continually being introduced, although their demand and market acceptance is uncertain. In light of the evolving nature of the market, there can be no assurance as to the ultimate or continuing level of demand for or market acceptance of the Company's products.

      Extended Sales and Product Commercialization Process. The Company markets its processing aid products to processors of fresh fruits and vegetables for use in integrated produce processing systems. Before any potential customer will use the Company's products, substantial product testing generally is required. The testing process involves numerous stages of product testing and evaluation by the Company and the processor, becoming steadily more sophisticated during the process, before any possible production decision can be made. Introduction of the Company's products to new produce applications may require product re-formulation, which can be time-consuming. The testing and evaluation process also can be lengthy and may consume significant time and resources, particularly if unexpected problems are encountered. Although the Company believes it has substantially refined and improved its sales efforts, the sales process remains lengthy and time-consuming, and could limit the rate of expansion of the Company's customer base. The Company does not believe that its sales process is likely to shorten significantly and there can be no assurance that the Company will be successful in creating a broad customer base for its products.

      Multiple Product Lines. The Company currently is engaged in three lines of business focused primarily on the fresh-cut produce industry: processing aids, packaging and food safety, and scientific services. Although the Company believes these segments are complementary and present cross-marketing opportunities, there can be no assurance that they in fact can be successfully cross-marketed. Additionally, if problems are encountered with any line of business, the financial and personnel resources available to a business of the size of the Company may be diverted from the other lines of business, which could have a material adverse effect on the Company's business, financial condition and results of operations.

      Competition. Since the U.S. Food and Drug Administration ("FDA") originally banned the use of sulfites on freshly processed fruits and vegetables (a ban which was subsequently overturned), other "sulfite substitutes" have appeared in the marketplace. Although the Company's products do not constitute "preservatives," the Company faces competition from these products as well as various alternative preservation and packaging technologies. The Company faces competition in each of its markets from numerous enterprises, some of which are larger and more established than the Company and have greater resources. There can be no assurance that the Company will be able to compete effectively.

      Risks Associated With Food Processing Products. Although the ingredients used in the Company's food processing formulations are identified by the FDA as products "generally recognized as safe" ("GRAS") the Company is subject to risks generally associated with food processing products. These risks include, among others, that (i) production defects may occur; (ii) an ingredient used in the Company's products may be banned, or its use limited; and (iii) sales may be limited or discontinued due to perceived health concerns, adverse publicity or other reasons beyond the control of the Company. Moreover, although use of the Company's processing aids in accordance with the Company's recommended protocols does not carry with it any labeling requirements, and production of the Company's processing aids and packaging materials has not been subject to intensive regulation, regulations applicable to the Company and its products, including the FDA's requirements regarding current "good manufacturing practices" and labelling requirements applicable to food, may change, which could have a material adverse effect on the Company. The Company is not aware of any pending regulatory changes that would have such effect.

      Integration of Acquisitions; Possible Adverse Effect of Rapid Expansion. An element of the Company's business strategy is to pursue acquisitions that either expand or complement its business. There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company and in a timely manner to the extent necessary to fulfill its expansion plans. The Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on terms favorable to the Company, if at all. The failure to complete acquisitions and continue its expansion could have a material adverse effect on the Company's financial performance. As the Company proceeds with its acquisition strategy, there can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the resulting increase in the size and scope of the Company's operations. In addition, acquisitions involve a number of special risks, including adverse short-term effects on the Company's reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of acquired intangible assets and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

      Product Obsolescence. The market for technologies used in maintaining the integrity of fresh-cut produce may be characterized by rapidly changing technology and evolving industry standards, which could result in product obsolescence or short product life cycles. Therefore, the Company's ability to achieve and maintain profitability will be dependent upon its ability to continually enhance its products and its applications technology. The Company will also be required to develop products and services to satisfy evolving industry and customer requirements, and may have to expend significant funds and resources to do so. Additionally, there can be no assurance that the Company will be successful in improving its current products or developing new products.

      No Assurance that the Company Can Attract or Retain Key Employees. The Company's success may be dependent upon the efforts of certain key personnel, including Paul L. Devine, Chairman, President and Chief Executive Officer. Although the Company has entered into an employment agreement with Mr. Devine for a rolling three year term, some key employees do not have long term employment agreements. The loss of the services of Mr. Devine or other key employees could have an adverse effect on the Company's business and prospects.

Additional suitably qualified staff will also need to be recruited to expand the business as planned. There can be no assurance that the Company will be able to recruit any such personnel, to the extent necessary.

      Possible Volatility of Share Price and Absence of Dividends. The market price of the Common Stock may be highly volatile. Factors such as operating results, new customer contracts, developments relating to the Company's products or its competitors, as well as changes within the industry, may have a significant effect on the market price of the Common Stock. Other than in connection with the payment of dividends on its Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), Series B Convertible Preferred Stock and Series C Preferred Stock (collectively with the Series D Preferred Stock, the "Preferred Stock"), the Company intends to retain earnings, if any, which may be generated from operations to finance the expansion and development of its business. No cash dividends have been paid to date on the Common Stock or Preferred Stock. The Company does not expect to pay cash dividends to the holders of the Common Stock in the foreseeable future and no such dividends will be paid until all accrued dividends on the Preferred Stock have been paid.

      Patents, Proprietary Information and Trademarks. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company currently has two U.S. patents, three U.S. patents pending and numerous others under review for application. Furthermore, the Company has two patents outside the U.S. and 26 pending in countries outside the U.S. for its main processing aid technology, with others under review. There can be no assurance that patent applications owned by or licensed to the Company will be issued or that patents issued to or licensed by the Company will provide the Company with any competitive advantages or adequate protection for its products. Moreover, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated or circumvented by others. The Company's patent rights on its products might conflict with the patent rights of others, whether existing now or in the future. Alternatively, the products of others could infringe the patent rights of the Company. The defense and prosecution of patent claims is both costly and time-consuming, even if the outcome were favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

      The Company also relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its collaborators, employees and consultants, as much of the Company's technology may not be patentable. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

      Although the Company intends to defend its proprietary intellectual property rights, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent or proprietary right violation action.

      International Sales. A significant portion of the Company's revenues are earned outside of the United States and therefore are subject to the risks associated with international sales, including economic or political instability in the Company's markets, shipping delays, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs, duties, export quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do no protect the Company's intellectual property rights to the same extent as do the laws of the United States, although this effect is lessened in countries that adhere to the General Agreement on Tariffs and Trade.

      Outstanding Options. As of December 9, 1997, approximately 3,616,750 options granted under the Company's 1994 Stock Incentive Plan (the "Option Plan") were outstanding and exercisable at various dates within the next five years (the "Options"), and 924,750 shares remain available for issuance under the Option Plan. In the future, the Company may amend the Option Plan to increase the number of options available for issuance thereunder. To the extent that the Options (or any other future options issued under the Option Plan) are exercised, material and substantial dilution to the interests of the Company's shareholders could occur.

      Shares Eligible for Future Sale. As of December 9, 1997, there were 18,042,132 shares of Common Stock outstanding. Upon completion of the Offering, assuming exercise in full of all of the warrants and options and the conversion of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (based on 150% of the number of Shares issuable upon conversion of the Series D Preferred Stock at a conversion price of $6.25 per share and in accordance with Rule 416), the Company will have 28,302,555 shares of Common Stock outstanding. The shares offered hereby will be freely tradeable without restrictions or further registration under the Securities Act. Substantially all of the remaining shares are either registered with the SEC pursuant to effective registration statements or are otherwise freely tradeable without restriction, except for any shares held by "affiliates" of the Company within the meaning of the Securities Act, which will be subject to the resale limitations of Rule 144. Therefore, future sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations.

      Potential for Dilution. As of December 9, 1997, 12,500 shares of the Series D Preferred Stock were issued and outstanding. Each share of the Series D Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series D Preferred Stock (as such value is increased by a 4% (annualized) premium based on the number of days the Series D Preferred Stock is held) by the then current conversion price of the Series D Preferred Stock (which is determined by reference to 94% of the then current market price) with a maximum conversion price of $11.63. Based on a conversion price of $6.25 per share and in accordance with Rule 416, the Series D Preferred Stock would be convertible into approximately 2,000,000 shares of Common Stock. The number of shares issuable upon conversion may be less than or greater than this number, depending upon the market price of the Common Stock at the time of conversion. In the event of a decrease in the trading price of the Common Stock, holders of the Common Stock could experience dilution upon conversion of the Series D Preferred Stock. The shares of Common Stock into which the Series D Preferred Stock may be converted or which are otherwise issuable with respect to the Series D Preferred Stock are being registered pursuant to this Registration Statement. See "Selling Shareholders."

                                   THE COMPANY

      The Company and its subsidiaries are principally engaged in the development, manufacture and marketing of proprietary processing aids, packaging technologies and food safety, and scientific services that facilitate the maintenance of the quality and integrity of fresh produce.

      The Company targets its current and expected future operations to develop an international sales, marketing, distribution and scientific services network for fresh produce processing and packaging technologies. Toward that goal the Company began in 1994 to seek strategic acquisitions which would add incremental resources and capabilities towards a systems approach in the fresh produce industry that would complement its internally developed proprietary processing aid technologies base.

      On September 30, 1994, the Company acquired Respire Films, Inc. ("Respire"), a U.S.-based business involved in the marketing of packaging films that are contract-manufactured under the Respire name. The Company believes that this acquisition provided synergy to the Company's processing aid business in the fresh-cut produce market and since its acquisition has represented a growing source of revenues.

      On September 19, 1995, the Company acquired Bakery Packaging Services Limited ("BPS"), based in northwest England. BPS has developed a proprietary perforating technology for packaging materials which is used by leading companies in the fresh-cut produce and institutional bakery industries. BPS also produces, in substantially smaller volumes, wax-coated packaging used principally in the confectionery industry. The Company believes that the acquisition of BPS provides an additional proprietary technology to enhance the Company's strategic position together with providing an incremental source of packaging revenue, and an opportunity for additional cross-marketing activities between the U.S. and U.K. markets. The latter has been demonstrated by the installation of BPS' proprietary gas flame equipment in the U.S. for the servicing of U.S. customers.

      On April 19, 1996, the Company acquired the tangible and intangible assets of Pure Produce, a Massachusetts general partnership, through a wholly-owned subsidiary, Pure Produce, Inc. ("Pure Produce"), a Massachusetts corporation. Pure Produce is in the business of providing companies in the food industry, especially those involved with fresh and minimally processed produce, with analysis, protocols and plans relating to food and quality assurance programs, including microbial testing. The Company believes that this acquisition extends the range of technical support services it can offer as part of its systems approach, as well as raising the overall scientific content of the Company in its relationship with the fresh-cut produce and food services industry. This acquisition was complemented by the Company's acquisition of California Microbiological Consulting, Inc., as described below.

      In July 1996, the Company acquired, through a newly formed, wholly-owned U.K. subsidiary, EPL Flexible Packaging Limited ("EPL Flexible"), some of the fixed assets of a division of Printpack Europe (St. Helens) Limited located at Gainsborough, Lincolnshire, England. EPL Flexible specializes in the printing of flexible packaging films serving primarily the snack food industry. The Company believes that this acquisition broadens the range of printed packaging materials it can offer its customers, as well as increasing productive capacity. Since this acquisition, the printing press previously located at BPS has been relocated to EPL Flexible and BPS and EPL Flexible both operate under the trade name "EPL Flexible." The Company believes that this will lead to economies of scale by concentrating printing at one location, as well as freeing up productive space at BPS's Runcorn, England, location. Additionally, the BPS Runcorn facility has been reorganized to facilitate an increase in higher margin film perforation and conversion capacity.

      In addition, also in July 1996, the Company formed NewCorn Co. L.L.C. ("NewCorn Co."), a jointly owned Delaware limited liability company in which the Company owns a 51% membership interest. The other founding member of NewCorn

Co. is Underwood Ranches ("Underwood"), the trade name of Agricultural Innovation and Trade, Inc. NewCorn Co. utilizes the Company's proprietary processing aid and packaging technologies and Underwood's existing corn processing and distribution capabilities with the aim of developing a year-round, national, value-added market for fresh corn products which may include adding new members to NewCorn Co.

      Also in July 1996, the Company acquired, through a wholly-owned U.S. subsidiary, Crystal Specialty Films, Inc. ("Crystal"), the assets and assumed some of the liabilities of Crystal Plastics, Inc., based in Illinois. Crystal uses "K" resin and polystyrene resins to manufacture a range of proprietary films for a variety of applications. Crystal serves as the site for the proprietary gas flame perforation equipment which the Company had custom-built in the U.K., shipped to and installed at Crystal and which is planned to be the basis for penetration of the U.S. film perforation market. This planned penetration is based on the initial contract the Company has with E.I. du Pont de Nemours & Company ("DuPont") for the perforation of Dupont Mylar(R) film. Dupont is shipping film to the Crystal location, where it is being perforated according to required specifications and then shipped back either to DuPont or to DuPont customers.

      In October 1997, the Company acquired California Microbiological Consulting, Inc. ("CMC"). CMC specializes in food safety, forensic testing and microbiological consulting. The Company expects to use CMC as a West Coast facility to complement its East Coast-based Pure Produce facility. CMC and Pure Produce, acting in concert, will provide increased market test and contract support as well as HACCP (Hazard Analysis Critical Control Point) and TQM (Total Quality Management) program services.

      In December 1997, the Company acquired, through a wholly-owned Spanish subsidiary, Fabbri Artes Graficas Valencia S.A. ("Fabbri"), a printer and marketer of specialty flexible packaging, based in Valencia, Spain, which principally serves the European citrus fruit market. Valencia is a significant agricultural growing and processing area in Southern Europe and Fabbri's packaging plant is central to major processing activities in broccoli and lettuce, in addition to being located in the regional center for citrus products. The Company believes that the acquisition of Fabbri will complement and enhance the Company's existing U.K.-based packaging business by providing incremental unused capacity for more efficient management of combined product mix as well as a strategic foothold on the European continent for the launch of the Company's related processing aid and scientific support services businesses.

      The Company's executive offices are located at 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113-1507, and its telephone number is
(610) 521-4400.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the Shares will be received by the Selling Shareholders. The Company will not receive any of the proceeds from any sale of the Shares by the Selling Shareholders, but will receive the exercise price of any Warrants exercised by the Selling Shareholders, up to a maximum of approximately $4,686,968. Any proceeds received from the exercise of the Warrants will be used for working capital and general corporate purposes.

                              SELLING SHAREHOLDERS

      The table below sets forth information as of December 9, 1997 with respect to the Selling Shareholders, including names, the number of shares of Common Stock owned prior to the offering of the Shares, the number of Shares being offered for each account, and the number and percentage of shares of Common Stock to be owned by the Selling Shareholders immediately following the sale of the Shares, assuming all of the offered Shares are sold. In the case of the shares of Common Stock underlying the Series D Preferred Stock, the number of shares of Common Stock owned and offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, based on 150% of the shares of Common Stock issuable at a conversion price of $6.25 per share. This estimate could be greater than or less than the actual number of shares issued upon conversion. See footnote 5 to the table below for a detailed description.

                                 Shares Beneficially
                                        Owned            Shares       Shares Beneficially
                                      Before the          Being              Owned
                                      Offering(1)        Offered    After the Offering(1)(2)
                                      -----------        -------    ------------------------

         Name                                                        Number         Percent
         ----                                                        ------         -------
Willbro Nominees Ltd.                  293,930(3)        293,390          0           --

Norwich Union Investment
Management Limited                     962,500(4)        312,500    650,000           3.6%

Clifford M. Coles                       78,000            38,220     39,780           *

RGC International Inventors, LDC     1,905,808(5)      1,905,808          0           --


Capital Ventures International         680,645(5)        680,645          0           --

Halifax Fund, L.P.                     816,775(5)        816,775          0           --

      * Less than 1%.

(1) Except as set forth in footnote (5) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 9, 1997 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)   Assumes all Shares offered hereby are sold in the Offering.

(3) Includes 144,444 shares of Common Stock issuable upon conversion of Series C Preferred Stock and 61,986 shares of Common Stock issuable upon exercise of Warrants.

(4)   Includes 62,500 shares of Common Stock issuable upon exercise of Warrants.

(5) In accordance with Rule 416, the number of shares of Common Stock set forth in the table represents a good faith estimate of the number of shares of Common Stock to be offered by the Selling Shareholder, based on 150% of the number of shares of Common Stock that would have been issuable upon conversion of the Series D Preferred Stock at a conversion price of $6.25 per share, in accordance with Rule 416 and exercise of the Series D Warrants. The actual number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock is determined by a formula based on the market price at the time of conversion, is therefore subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company. Specifically, at any given time, the Series D Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the sum of (a) the stated value of the Series D Preferred Stock and (b) a premium amount equal to 4% (on an annualized basis) of the stated value of the Series D Preferred Stock, by the then applicable conversion price (calculated as 94% of the average closing bid prices of the Common Stock for any five (5) consecutive trading days in the twenty-five (25) trading day period ending one trading day prior to the date of conversion) with a maximum conversion price of $11.63, subject to certain restrictions. Such 150% estimate assumes no accrual of the premium on the conversion price since the issuance of the Series D Preferred Stock. Additional shares also may be issued in the event certain other agreements associated with the Series D Preferred Stock require satisfaction, including certain redemption rights in certain circumstances and liquidated damages provisions. All of such shares, to the extent issued (if ever), are included in the shares underlying the Series D Preferred Stock as presented in this table and offered hereby. The Shares offered hereby, and included in the Registration Statement of which this Prospectus is a part, also include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series D Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described in the Certificate of Designation for the Series D Preferred Stock, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution. The number of shares of Common Stock beneficially owned and being offered by RGC International Investors, LDC, Capital Ventures International, and Halifax Fund, L.P. includes 1,680,000, 600,000 and 720,000 shares of Common Stock issuable upon conversion of the Series D Preferred Stock, respectively, and 225,808, 80,645 and 96,775 shares of Common Stock, respectively, issuable upon exercise of the Series D Warrants, which are exercisable for a period of five (5) years at $10.08 each. Pursuant to the terms of the Series D Preferred Stock and the Series D Warrants, the shares of Series D Preferred Stock and the Series D Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series D Preferred Stock or unexercised portions of the Series D Warrants) would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Shareholder may exceed the number of shares of Common Stock that this Selling Shareholder could own beneficially at any given time through this Selling Shareholder's ownership of the Series D Preferred Stock and the Series D Warrants. In that regard, beneficial ownership of this Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

Relationships Between the Company and the Selling Shareholders

      Clifford M. Coles is the President of CMC. In connection with the Company's acquisition of CMC in October 1997, as the former controlling shareholder of CMC, Mr. Coles received, among other things, 78,000 shares of Common Stock in exchange for the common stock of CMC.

                              PLAN OF DISTRIBUTION

      The offer and sale of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concession allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; (d) short sales; (e) by other legally available means; or (f) any combination of the foregoing. The number of Shares that may actually be sold by each of the Selling Shareholders will be determined by such Selling Shareholder.

      The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Shareholders determine from time to time. The Shares may also be sold pursuant to Rule 144.

      The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be sold by the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

      Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions. Discounts or concessions may be allowed or reallowed or paid to dealers.

      Upon the Company being notified by any Selling Shareholder that a material arrangement has been entered into with a broker or dealer for the sale of any of the Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

      The Selling Shareholders and any other persons participating in the sale or distribution of the Shares may be subject to applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders or any other such person. The foregoing may affect the marketability of the Shares.

      In connection with the Offering, the Company has agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

      In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

      The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.

                                  LEGAL MATTERS

      The validity of the Shares offered hereby is being passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania and Denver, Colorado.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.

     SEC Registration Fee                               $ 7,356
     NASDAQ Listing Fee                                   7,500
     Accountants' Fees and Expenses                      10,000*
     Legal Fees and Expenses                             10,000*
     Miscellaneous                                          144*
          TOTAL                                         $35,000*

* As estimated and subject to change.

      The Selling Shareholders will not bear any portion of the expenses of registration of the Shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Article 109 of the Colorado Business Corporation Act, as amended (the "CBCA"), the Company has the power to indemnify directors and officers under prescribed circumstances and subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

      Article VF. of the Company's Amended and Restated Articles of Incorporation, as amended, and Article VI of the Company's Bylaws, as amended, provide that the Company shall indemnify directors and officers of the Company against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any proceeding (as defined, which includes any threatened proceeding) by reason of the fact that he or she is or was a director or officer of the Company or is otherwise the subject of any such proceeding by reason of that person's relationship with the Company, to the fullest extent authorized by the CBCA, if the person conducted the activities in question in good faith, reasonably believed that the conduct was in the Company's best interests or was not opposed to the Company's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Article VI of the Bylaws, as amended, further permits the Company to maintain insurance, at its expense, to protect itself and any such director or officer of the Company against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Bylaws, as amended. The Company has directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

Exhibit
Number      Description

3.1 Amended and Restated Articles of Incorporation of the Company, as amended, (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 on file with the Securities and Exchange Commission (the "SEC")).

3.2         Amended and Restated Bylaws of the Company, as amended.
            (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 on file with the SEC.)

4.1         Specimen Common Stock Certificate (Incorporated by reference to
            Exhibit 4.1 to the Company's Annual Report on Form 10-K for the eight months ended December 31, 1992 on file with the SEC).

5.1 Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the shares of Common Stock being registered.

23.1        Consent of Deloitte & Touche LLP.

23.2        Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit
            5.1).

24.1        Power of Attorney (included in signature page).

ITEM 17. UNDERTAKINGS.

      A.    The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act")'

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

\
                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Tinicum, Commonwealth of Pennsylvania, on December 12, 1997.

                                       EPL TECHNOLOGIES, INC.



                                       /s/ Paul L, Devine
                                       ----------------------------
                                       Paul L. Devine
                                       Chairman, President and Chief Executive
                                       Officer (Principal Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      We, the undersigned directors and officers of EPL Technologies, Inc., do hereby constitute and appoint each of Paul L. Devine and Timothy B. Owen, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable EPL Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Signature                     Title                            Date
---------                     -----                            ----


/s/ Paul L. Devine            Chairman, President and          December 12, 1997
---------------------         Chief Executive Officer
Paul L. Devine                (Principal Executive Officer)


/s/ Timothy B. Owen           Principal Financial and          December 12, 1997
----------------------        Accounting Officer
Timothy B. Owen


/s/ Robert D. Mattei          Director                         December 12, 1997
--------------------
Robert D. Mattei


/s/ Ronald W. Cantwell        Director                         December 12, 1997
----------------------
Ronald W. Cantwell

                                 EXHIBIT INDEX

Exhibit                                                       Sequentially
Number            Description                                 Numbered Page
------            -----------                                 -------------

3.1 Amended and Restated Articles of Incorporation of the Company, as amended, (Incorporated by reference to Exhibit 3.1 to the Company's
            Quarterly Report on Form 10-Q for the
            quarterly period ended September 30, 1997 on file with the SEC).

3.2 Amended and Restated Bylaws of the Company, as amended, (Incorporated by reference to Exhibit
            3.2 to the Company's Quarterly Report on Form
            10-Q for the quarterly period ended September
            30, 1997 on file with the SEC.)

4.1         Specimen Common Stock Certificate
            (Incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the eight months ended December 31, 1992 on file with the SEC).

5.1 Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the shares of Common
            Stock being registered.

23.1        Consent of Deloitte & Touche LLP.

23.2        Consent of Ballard Spahr Andrews & Ingersoll
            (included in Exhibit 5.1).

24.1        Power of Attorney (included in signature page).